Exhibit 21.1

ENERSYS

Subsidiaries

Subsidiary	Jurisdiction of Incorporation or Organization
EnerSys Australia Pty Ltd.	Australia
EnerSys GmbH	Austria
EnerSys SPRL	Belgium
EnerSys Canada Inc.	Canada
EnerSys Cayman L.P.	Cayman Islands
EnerSys (China) Huada Batteries Company Limited	China
EnerSys (Jiangsu) Huada Batteries Company Limited (91%)	China
Shenzhen Huada Power Supply Mechanical & Electrical Co. Ltd. (80%)	China
EnerSys, s.r.o.	Czech Republic
B Trakce	Czech Republic
EnerSys A/S	Denmark
EnerSys Europe Oy	Finland
EH France SARL	France
Hawker SARL	France
GAZ GmbH	Germany
Hawker Batterien GmbH	Germany
Hawker GmbH	Germany
Hawker Verteib GmbH	Germany
EnerSys Energy Limited	Hong Kong
EnerSys Hungária KFT	Hungary
EnerSys S.R.L.	Italy
Oldham Italia S.R.L.	Italy
EnerSys Holdings (Luxembourg) Sarl	Luxembourg
EnerSys Luxembourg Finance Sarl	Luxembourg
EnerSys de Mexico, S.A. de CV	Mexico
Powersonic, S.A. de CV	Mexico
Yecoltd, S. de R.L. de CV	Mexico
Hawker AS	Norway
EnerSys sp. z o.o.	Poland
Voltis Acumuladores Industrialis, Lda	Portugal
EnerSys CJSC	Russia
EnerSys Reserve Power Pte. Ltd.	Singapore
Accumuladores Industriales EnerSys SA	Spain
EnerSys AB	Sweden
Hawker BV	The Netherlands
EnerSys Europe Ltd.	United Kingdom
EnerSys Holdings UK Ltd.	United Kingdom
EnerSys Ltd.	United Kingdom
EnerSys Capital Inc.	Delaware
EnerSys Delaware LLC I	Delaware
EnerSys Delaware LLC II	Delaware
EnerSys European Holding Co.	Delaware
EnerSys Delaware Inc.	Delaware
ESECCO, Inc.	Delaware
Esfinco, Inc.	Delaware
Esrmco, Inc.	Delaware
EnerSys Energy Products Inc.	Delaware
Hawker Powersource, Inc.	Delaware
Hawker Power Systems, Inc.	Delaware
Modular Energy Devices, Inc.	Delaware
New Pacifico Realty, Inc.	Nevada